Exhibit 99.1
Contact: James H. Foglesong
Chief Financial Officer
Phone: (219) 873-2608
Fax: (219) 874-9280
Date: January 24, 2006
FOR IMMEDIATE RELEASE
Horizon Bancorp Announces Record Earnings for 2005
Michigan City, Indiana (January 24, 2006) — Horizon Bancorp today announced its unaudited financial results for the quarter and year ended December 31, 2005. Net income for the year was $7.091 million or $2.24 per fully diluted share. This compares to $6.935 million or $2.22 per fully diluted share for 2004, which is an increase of $156 thousand or 2.25%. Fourth quarter net income was $2.080 million or $.65 per fully diluted share. This compares to $1.852 million or $.59 per fully diluted share for the fourth quarter of 2004. This is an increase of $228 thousand or 12.3%. This is Horizons sixth consecutive year of record earnings and the fourth quarter of 2005 is a record for a single quarter.
Craig M. Dwight, President and Chief Executive Officer stated, “The Acquisition of Alliance Bank is now complete and their operations have been fully integrated with Horizon. We are pleased with the results of this acquisition and the contribution made by these banking locations.”
In addition to the acquisition, Mr. Dwight indicated, “Horizon has engaged a consulting firm to assist in improving the Company’s efficiency. The consultants presented their report to Horizon’s board of directors on January 17, 2006. Horizon has made considerable progress in its efficiency over the past five years, however there is still a considerable amount of work to be done. Implementing the suggestions and recommendations contained in the consultants report will be a major emphasis throughout 2006. Horizon’s employees understand the need to improve efficiency and are eager to take the Company to a new level of performance.”
Net interest income was $30.873 million for the year compared to $25.422 million for 2004, an increase of 21%. The increase was primarily the result of an increase in average earning assets from $769 million for 2004 to $951 million for 2005. This increase in earning assets was partially offset by a decrease in net interest margin from 3.37% in 2004 to 3.28% in 2005. The net interest margin declined as the costs of liabilities increased by more than the yield on interest earning assets. The fourth quarter net interest income was also favorably impacted by an increase in average earning assets.
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Pg. 2 Cont. Horizon’s 4th Quarter Earnings 2005
Average loans outstanding increased from $508 million in 2004 to $642 million in 2005. Increases were experienced in all significant loan categories with the exception of mortgage warehouse loans. The Alliance acquisition contributed approximately $87.5 million or $48.9 million on average loan growth. The investment portfolio increased to leverage the additional regulatory capital raised through the issuance of $10 million of Trust Preferred securities during the fourth quarter of 2004.
The provision for loan losses totaled $1.521 million for 2005 compared to $990 thousand for 2004. The provision for loan losses is based on management’s ongoing quarterly assessment of the probable estimated losses inherent in the loan portfolio. Net charge-offs for the quarter were 0.14% of average loans, which continues a run rate better than peers according to the September 30, 2005 uniform bank performance report.
Total non-interest income was $9.813 million for 2005, compared to $10.669 million for 2004. The decline came in two major areas: a) ATM fees declined as several machines were removed from service early in 2005; b) During 2004, portfolio mortgage loans were sold, at a gain.
Total non-interest expense was $29.1 million in 2005 compared to $25.7 million for 2004, an increase of 13.5%. Approximately $2.2 million of the increase resulted from branches opened in 2005, including the branches acquired in the Alliance acquisition, Niles road in St. Joseph, Michigan (opened in October of 2004) and South Bend (opened August 1, 2005). Other increases related to amortization of the core deposit intangible related to the Alliance acquisition and additional consulting fees related to an efficiency study performed during the fourth quarter.
Total assets increased by $214 million from December 31, 2004 to December 31, 2005, with the acquisition of Alliance representing approximately $130 million of the increase. The most significant changes in assets were increases in loans, premises and equipment and goodwill. For the funding side of the balance sheet, deposits and subordinated debentures increased while borrowings decreased.
Gross loans increased $168.7 million from December 31, 2004 to December 31, 2005. Horizon experienced continued loan growth in commercial, real estate, and installment loans totaling $201.4 million while the mortgage warehouse loans decreased $30.2 million. The Alliance acquisition contributed over $80 million of the growth. Other growth came from commercial loans as a result of Horizon penetrating new market areas, primarily Berrien County, Michigan and St. Joseph and Elkhart Counties in Indiana. Horizon has experienced an increase in real estate loans as borrowers opt for adjustable rate mortgage loans over fixed rate loans. Horizon retains most adjustable rate mortgage loans while most long-term fixed rate mortgages are sold into the secondary market. Installment loans increased primarily due to increases in indirect loans.
At December 31, 2005, the total allowance for loan losses was $8.4 million as compared to $7.2 million at December 31, 2004. The allowance for loan losses to total loans is 1.18% at December 31, 2005 compared to 1.39% at December 31, 2004. The increase of $1.2 million was due in part to the allowance acquired in the Alliance transaction totaling $557 thousand; the remaining increase was due to the provision for loan losses of $1.521 million exceeding net charge-offs of $903 thousand.
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Pg. 3 Cont. Horizon’s 4th Quarter Earnings 2005
Horizon analyzes the adequacy of the allowance for loan losses on a bank-wide basis. While historical factors related to Horizon and Alliance are considered in the analysis, the overall methodology used in analyzing the adequacy of the allowance is consistent for loans originated by Horizon and those acquired in the Alliance transaction.
There have been no substantial changes in loan delinquencies, nonaccrual, or nonperforming loans since December 31, 2004. Horizon considers the allowance for loan losses to be adequate to cover losses inherent in the loan portfolio as of December 31, 2005.
Deposits increased $243.3 million since December 31, 2004; the Alliance acquisition contributed $117.1 million of this increase. The remaining deposit increase is largely attributable to increases in public funds and brokered deposits.
Subordinated debentures increased $5.2 million as Horizon assumed the subordinated debentures previously issued by Alliance. The terms of the Alliance subordinated debentures are similar to those issued by Horizon.
Short-term borrowings consist of overnight Federal Funds purchased from money center banks and repurchase agreement lines of credit. Long-term borrowings are primarily advances from the Federal Home Loan Bank. Short-term and long-term borrowings decreased in total by $38.4 million primarily due to a shift in funding sources between deposits and borrowings.
Stockholders’ equity totaled $53.7 million at December 31, 2005 compared to $50.4 million at December 31, 2004. The increase in stockholders’ equity during the year was the result of net income and the issuance of new shares for the exercise of stock options, offset by dividends declared, a decrease in the market value of investment securities available for sale, and the purchase of treasury stock.
At December 31, 2005, the ratio of stockholders’ equity to assets was 4.76% compared to 5.52% at December 31, 2004. The decrease in the ratio was the result of the Alliance transaction, which was acquired using cash.
Other items
On August 1, 2005 Horizon opened a full service bank branch in downtown South Bend, Indiana. The office is located at 233 South Main Street, South Bend, IN 46601. Horizon has operated a loan production office in South Bend since January of 2005.
Land was acquired in Elkhart, Indiana to open a full service branch bank. The facility is expected to be open in the second quarter of 2006. Horizon has operated a loan production office in Elkhart since March of 2004. Steven C. Watts, President, St Joseph County Market is responsible for developing the South Bend/Elkhart market for Horizon. Mr. Watts has a long banking history in South Bend and has been an active volunteer in the community.
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Pg. 4 cont. Horizon’s 4th Quarter Earnings 2005
David K. Stephenson has been promoted to the newly created position of Lake County President. Mr. Stephenson has 20 years of banking experience in Lake County, Indiana and has extensive involvement with economic development and charitable organizations in the area. New office space was leased to expand the current loan production office. In addition a purchase agreement to acquire land in Lake County, Indiana was signed with the intent of opening a full service branch in the first quarter 2007.
Horizon has signed a purchase agreement to acquire land for a future branch location in Benton Township, Michigan.
In the first quarter of 2006 Horizon intends to sell approximately $45 million of low yielding investment securities, recognizing a loss on the sale of approximately $200 thousand. The proceeds from the sale will be used to reduce short-term debt, fund loan growth and reinvest in higher yielding securities. This transaction is anticipated to have a positive impact on net income in 2006.
Horizon Bancorp is a locally owned, independent, bank holding company serving northern Indiana and southwest Michigan. Horizon offers banking, investment and trust services from offices located in Michigan City, LaPorte, Wanatah, Chesterton, Portage, Valparaiso, Elkhart, South Bend and Merrillville, Indiana, and Harbert, New Buffalo, St. Joseph and Three Oaks, Michigan and provides mortgage-banking services throughout the Midwest. Horizon Bancorp may be reached on the World Wide Web at www.accesshorizon.com. Its common stock is traded on the NASDAQ SmallCap Market under the symbol HBNC.
Statements in this press release which express “belief,” “intention,” “expectation,” and similar expressions, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company’s management, as well as assumptions made by, and information currently available to, such management. Such statements are inherently uncertain and there can be no assurance that the underlying assumptions will prove to be accurate. Actual results could differ materially from those contemplated by the forward-looking statements. Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contact:	Horizon Bancorp
James H. Foglesong
Chief Financial Officer
(219) 873 – 2608
Fax: (219) 874-9280
# # #

HORIZON BANCORP
Financial Highlights
(Unaudited – dollars in thousands except share and per share data and ratios)

	Three Months Ended:			Year ended:
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 30,	Dec. 30,
	2005	2005	2004	2005	2004
End of period balances:
Total assets	$1,128,030	$1,084,319	$913,831	$1,128,030	$913,831
Investment securities	275,177	282,884	281,282	275,177	281,282
Commercial loans	273,310	267,369	203,966	273,310	203,966
Mortgage warehouse loans	97,730	108,582	127,992	97,730	127,992
Real estate loans	161,752	146,111	89,139	161,752	89,139
Installment loans	202,383	197,065	142,945	202,383	142,945
Non-interest bearing deposit accounts	148,127	86,311	58,015	148,127	58,015
Interest bearing transaction accounts	401,439	354,926	272,013	401,439	272,013
Time deposits	306,001	343,846	282,189	306,001	282,189
Short-term borrowings	76,025	72,109	82,281	76,025	82,281
Long-term borrowings	107,609	137,626	139,705	107,609	139,705
Stockholder’s equity	53,685	54,154	50,432	53,685	50,432

Average balances :
Total assets	$1,069,748	$1,085,623	$891,253	$1,012,757	$818,925
Investment securities	277,879	288,645	267,052	286,668	234,029
Commercial loans	266,636	262,962	195,032	239,609	174,391
Mortgage warehouse loans	115,153	118,804	130,301	108,298	134,063
Real estate loans	152,950	140,270	85,322	126,104	85,314
Installment loans	200,827	190,174	137,960	175,510	121,147
Non-interest bearing deposit accounts	83,081	81,106	70,731	74,809	62,634
Interest bearing transaction accounts	367,136	317,774	277,961	328,003	264,188
Time deposits	342,242	347,136	289,387	323,169	266,200
Short-term borrowings	81,484	76,809	58,354	72,229	37,205
Long-term borrowings	134,302	126,783	118,979	130,596	135,362
Stockholder’s equity	54,604	53,840	50,973	52,959	48,324

Per share data:
Basic earnings per share	$0.67	$0.66	$0.62	$2.31	$2.32
Diluted earnings per share	0.65	0.64	0.59	2.24	2.22
Cash dividends declared per common share	0.14	0.13	0.13	0.53	0.49
Book value per common share	17.01	17.16	16.56	17.01	16.56
Market value — high	27.93	28.26	27.50	31.51	28.25
Market value — low	24.95	26.55	24.15	24.20	23.02
Basic average common shares outstanding	3,111,583	3,074,705	3,001,122	3,067,632	2,993,696
Diluted average common shares outstanding	3,186,780	3,165,847	3,133,887	3,162,950	3,123,325

Key ratios:
Return on average assets	0.75%	0.75%	8.30%	0.70%	0.85%
Return on average equity	14.98	14.98	14.53	13.39	0.14
Net interest margin	3.23	3.36	3.31	3.27	3.31
Loan loss reserve to loans	1.14	1.18	1.28	1.14	1.28
Non-performing loans to loans	0.28	0.33	0.29	0.28	0.24
Average equity to average assets	5.10	4.96	5.95	5.23	5.90
Bank only capital ratios:
Tier 1 capital to average assets	7.03%	7.03%	7.78%	7.03%	7.78%
Tier 1 capital to risk weighted assets	10.66	10.81	12.37	10.66	12.37
Total capital to risk weighted assets	11.82	12.01	13.62	11.82	13.62

Horizon Bancorp and Subsidiaries
Condensed Consolidated Balance Sheets
(Dollar Amounts in Thousands)

	Dec. 31, 2005	December 31,
	(Unaudited)	2004

Assets
Cash and due from banks	$39,163	$18,253
Interest-bearing demand deposits	87	1

Cash and cash equivalents	39,250	18,254
Interest-bearing deposits	15,735	985
Investment securities, available for sale	275,177	281,282
Loans held for sale	2,440	3,836
Loans, net of allowance for loan losses of $8,368 and $7,193	724,366	556,849
Premises and equipment	21,425	17,561
Federal Reserve and Federal Home Loan Bank stock	12,983	11,279
Goodwill and other intangibles	8,567	216
Interest receivable	5,813	4,688
Other assets	22,274	18,881

Total assets	$1,128,030	$913,831

Liabilities
Deposits
Noninterest bearing	$148,127	$58,015
Interest bearing	707,439	554,202

Total deposits	855,566	612,217
Short-term borrowings	76,024	82,281
Long-term borrowings	107,609	139,705
Subordinated debentures	27,837	22,682
Interest payable	1,663	1,024
Other liabilities	5,646	5,490

Total liabilities	1,074,345	863,399

Stockholders’ Equity
Preferred stock, no par value Authorized, 1,000,000 shares No shares issued
Common stock, $.2222 stated value Authorized, 22,500,000 shares Issued, 4,911,741 and 4,778,608 shares	1,092	1,062
Additional paid-in capital	24,707	22,729
Retained earnings	48,523	43,092
Restricted stock, unearned compensation	(760)	(972)
Accumulated other comprehensive income	(2,853)	894
Less treasury stock, at cost, 1,755,158 and 1,732,486 shares	(17,024)	(16,373)

Total stockholders’ equity	53,685	50,432

Total liabilities and stockholders’ equity	$1,128,030	$913,831

Horizon Bancorp and Subsidiaries
Condensed Consolidated Statements of Income
(Dollar Amounts in Thousands, Except Per Share Data)

	Three Months Ended Dec. 31			Year ended
	2005		2004	2005	2004
	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)

Interest Income
Loans receivable	$13,033		$9,048	$44,749	$33,386
Investment securities
Taxable	2,396		2,157	9,691	7,338
Tax exempt	593		565	2,353	2,264

Total interest income	16,022		11,770	56,793	42,988

Interest Expense
Deposits	5,026		2,876	16,374	10,693
Federal funds purchased and short-term borrowings	667		326	2,072	600
Federal Home Loan Bank advances	1,565		1,377	5,927	5,554
Subordinated debentures	471		271	1,547	719

Total interest expense	7,729		4,850	25,920	17,566

Net Interest Income	8,293		6,920	30,873	25,422
Provision for loan losses	450		309	1,521	990

Net Interest Income after Provision for Loan Losses	7,843		6,611	29,352	24,432

Other Income
Service charges on deposit accounts	808		780	2,695	3,088
Wire transfer fees	112		110	438	522
Fiduciary activities	784		764	2,748	2,694
Commission income from insurance agency	-0	-	53	46	254
Gain on sale of loans	415		413	1,756	2,126
Increase in cash surrender value of Bank owned life insurance	126		129	487	506
Other income	314		394	1,643	1,479

Total other income	2,559		2,643	9,813	10,669

Other Expenses
Salaries and employee benefits	4,047		3,929	16,518	14,767
Net occupancy expenses	605		450	2,217	1,832
Data processing and equipment expenses	606		510	2,342	1,997
Other expenses	2,132		1,786	8,052	7,076

Total other expenses	7,390		6,675	29,129	25,672

Income Before Income Tax	3,012		2,579	10,036	9,429
Income tax expense	932		727	2,945	2,494

Net Income	$2,080		$1,852	$7,091	$6,935

Basic Earnings Per Share	$.67		$.62	$2.31	$2.32

Diluted Earnings Per Share	$.65		$.59	$2.24	$2.22